Exhibit 10.10
Via UPS Overnight
June 12, 2007
Teresa M. Riggs
President
BATUS Japan, Inc.
103 Foulk Road, Suite 117
Wilmington, Delaware 19803
     Re: Contract Manufacturing Agreement dated 30th July 2004, and Guidelines for Pricing New Products and Line Extensions dated 14th October 2005, which are by and between R. J. Reynolds Tobacco Company and BATUS Japan, Inc
Dear Teresa:
          R. J. Reynolds Tobacco Company (RJRTC) and BATUS Japan, Inc. (BATUS Japan) are parties to the Contract Manufacturing Agreement (“the Agreement”) referenced above, and the Guidelines for Pricing New Products and Line Extensions referenced above (which is part of a document entitled “Principles For BATUSJ and RJRTC To Follow When Considering Matters Arising From The Contract Manufacturing Agreement.” Those documents are incorporated herein by reference. RJRTC and BATUS Japan deem it mutually beneficial to clarify how application of the PPI (as defined in the Agreement) to current pricing guidelines is treated when new components and other items are incorporated within product that RJRTC manufactures for BATUS Japan. In light of this, RJRTC and BATUS Japan agree to amend Section 9 of the Guidelines for Pricing New Products and Line Extensions by replacing that Section 9 with the following:
9.	For specification changes to existing products which already have a current price, the cost, and resulting price, will be adjusted as follows:
–	If a standard price already exists for the new component in connection with a product RJRTC already produces, then the difference, plus 10%, will be added (or subtracted) to the current price to arrive at a new price.

–	If a standard price for the new component does not currently exist, then a standard cost will be established via RJRTC’s normal quote/bidding process. For calculation purposes, the difference in price between the existing component and new component, plus 10% of that difference, will be added (or subtracted) to the current price of the product. PPI (as defined in the Agreement) and adjustment of the price of the product using PPI pursuant to the Agreement shall remain in effect, and shall apply to new components when formulating the price of such products.
          All other terms and conditions of the Agreement and the document entitled “Principles For BATUSJ and RJRTC To Follow When Considering Matters Arising From The Contract Manufacturing Agreement” that are in place as of this letterhead date and not expressly amended by this letter shall remain in full force and effect.
          If the foregoing accurately sets forth our understanding, please indicate by executing and returning two originals.
Agreed and accepted:
R. J. REYNOLDS TOBACCO COMPANY

By: /s/ Dan Snyder
Title: EVP Operations
Date: 6/25/07
BATUS JAPAN, INC.
By: /s/ Andrew Panaccione
Title: VP & Secretary
Date: June 20, 2007